Exhibit 10.62

FOURTH AMENDMENT TO THE OPERATOR’S CONTRACT

This FOURTH AMENDMENT TO THE OPERATOR’S CONTRACT (hereinafter, the “Amendment”) is entered into this 11th day of March, 2015, by and between SCOTT COUNTY REGIONAL AUTHORITY, an Iowa non-profit corporation (hereinafter “SCRA”), and ISLE OF CAPRI BETTENDORF, L.C., an Iowa limited liability company (hereinafter “Operator”).

WHEREAS, SCRA (f/k/a Riverbend Regional Authority), Operator (f/k/a Lady Luck Bettendorf, L.C.) and certain affiliates of Operator entered into that certain Operator’s Contract, dated August 11, 1994; which was amended by (i) that certain Amendment to Operator’s Contract, dated August 27, 1998, (ii) that certain Second Amendment to Operator’s Contract, dated June 30, 2004, and (iii) that certain Third Amendment to the Operator’s Contract, dated October 30, 2007 (collectively, as amended, the “Operator’s Contract”); and

WHEREAS, SCRA and Operator desire to further amend the Operator’s Contract as more fully set forth herein and effective as of the Effective Date (as defined below).

NOW, THEREFORE, in consideration of the mutual agreements herein contained SCRA and Operator hereby as follows:

1.                                      This Amendment is expressly subject to approval of the IRGC and shall not become effective until the first day of the first month (such date being the “Effective Date”) following the date of approval of this Amendment by the IRGC.  The amendments to the Operator’s Contract set forth herein shall become effective as of the Effective Date (or such later date as specifically set forth herein) with no retroactive effect prior to such date.

As used herein, the term “Land-Based Gaming Facility” means a land-based casino to replace the riverboat casino at the Bettendorf facility, which casino will include approximately 900 slot machines, 20 table games and food and beverage outlets of varying price points (exact number of gaming positions to be determined by Operator in its sole discretion).

2.                                      Paragraph 4 of the Operator’s Contract is hereby deleted in its entirety and replaced with the following:

“4.           The contract shall terminate on the expiration of the first license year following the ten-year anniversary of the Effective Date as defined in this Fourth Amendment; provided, however, that (i) so long as Operator has substantially complied with the IRGC rules and (ii) the gaming licenses of the Operator and SCRA are renewed and/or in effect, this Agreement shall automatically renew for succeeding five-year periods under the same terms and conditions hereof (as renewed from time to time, the “Term”).  Operator agrees to guarantee SCRA’s payment obligations as set forth on Exhibit A.”

3.                                      Paragraph 5 of the Operator’s Contract is hereby amended to add the following provision after clause (d) in Paragraph 5:

“Notwithstanding the foregoing, in the event, and only in the event, that the Operator develops a Land-Based Gaming Facility, then, from and after the date the Land-Based Gaming Facility opens to the public and continuing for the remaining term of this Contract, the fee paid by the Operator to SCRA shall be as follows (and the Floor Amount shall no longer apply):

4.15% of the adjusted gross receipts (as defined in Section 99F.1(1) of the Iowa Code) up to $60,000,000.00 in adjusted gross receipts; and

5.0% of the adjusted gross receipts from $60,000,00.00 up to and including $70,000,000.00;   and

5.75% of the adjusted gross receipts above $70,000,000.00.”

4.                                      The following paragraphs are added to the Operator’s Contract:

“13.        SCRA makes the following covenants and representations to Operator, which representations and covenants shall, unless otherwise stated herein, survive the execution of this Agreement and shall continue to be true during the Term.

a.             Operator is SCRA’s sole and exclusive agent to operate Gambling Games (as defined in Section 99F of the Iowa Code) in Scott County during the Term.  SCRA agrees that, during the Term, except as contemplated by this Agreement, it shall not, directly or indirectly, whether as owner, partner, licensee, joint venturer, joint licensee or otherwise, conduct, operate, solicit, or be involved in any manner with, or negotiate or authorize any agent or third party to be involved with , any Gambling Games in Scott County, Iowa, or in a Facility located within a 200 mile radius of Gambling Games operated by the Operator , including without limitation receiving funds derived from any Gambling Games unless such activity is jointly undertaken with the Operator.

b.             SCRA agrees to use its best efforts to assist Operator in obtaining and maintaining necessary licensing and permits for (i) liquor, food, signage, amusements and similar permitted activities and (ii) moving the existing river-based operations to land-based operations.

c.             SCRA agrees to utilize its best efforts for the financial success of Operator’s operations.  SCRA agrees throughout the Term to undertake all actions necessary to: (i) continue its corporate status, in good standing, as an Iowa non-profit corporation; (ii) obtain and continue its status as an exempt nonprofit entity under §50I of the Internal Revenue Code; (iii ) continue its status as a qualified sponsoring organization under Section 99F of the Iowa Code; (iv) reasonably cooperate with and support Operator in its efforts to maximize adjusted gross receipts and to ensure the financial viability of its operations (including, when necessary, opposing increases in gaming taxes, fees, assessments, burdens or other adverse actions or proposed changes), whether through legislative efforts or otherwise and (v) comply with all applicable requirements of Section 99F of the Iowa Code, the laws of Iowa and the rules and regulations of the IRGC.

14.          SCRA and Operator agree to not directly or indirectly make any communications or statements that would defame or disparage the other, or their respective, affiliates, parent companies, directors, officers, members, representatives or employees.

15.          In the event Operator develops a Land-Based Gaming Facility, then, from and after the date the Land-Based Gaming Facility opens to the public, Operator is expressly permitted to assign this Agreement to a successor operator in connection with a sale transaction in which the successor operator is found suitable by the IRGC.  Any such assignment shall be approved by the IRGC before becoming effective.”

5.                                      The parties hereto acknowledge and agree that Green Bridge Company, an Iowa corporation, Bettendorf Riverfront Development Company, L.C., an Iowa limited liability company, and Lady Luck Gaming Corporation, a Delaware corporation, are no longer parties to the Operator’s Contract.

6.                                      Except as expressly modified herein, the parties hereto ratify and confirm the Operator’s Contract.

7.                                      Operator shall pay all legal and accounting expenses of SCRA related to the negotiation, preparation and approval of this Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amendment to Operator’s Contract on the day and year first above written.

SCOTT COUNTY REGIONAL AUTHORITY

By:	/s/ Heather Brummel

Name: Heather Brummel
Title: President

ISLE OF CAPRI BETTENDORF, L.C.

By:	/s/ Nancy Ballenger

Name: Nancy Ballenger
Title: VP & GM